Exhibit 10.1

FRAMEWORK AGREEMENT

by and among

AST SPACEMOBILE, INC.,

AST & SCIENCE, LLC,

SPECTRUM USA I, LLC

and

LIGADO NETWORKS LLC

Dated as of March 22, 2025

ARTICLE VIII GENERAL PROVISIONS		22

8.1	Amendment	22
8.2	Extension; Waiver	22
8.3	Notices	22
8.4	Assignment	23
8.5	Confidentiality	24
8.6	Entire Agreement	24
8.7	Third Party Beneficiaries	24
8.8	Severability	24
8.9	Remedies; Dispute Resolution	24
8.10	Governing Law	25
8.11	Consent to Jurisdiction	26
8.12	WAIVER OF JURY TRIAL	26
8.13	Counterparts	26
8.14	AST Parent Indemnity	26

Schedules

Schedule 1	Dispute Resolutions Representatives

Exhibits

Exhibit A	Restructuring Support Agreement
Exhibit B	Strategic Collaboration and Spectrum Usage Agreement
Exhibit C	CCI Agreement
Exhibit D	Governance Letter Agreement
Exhibit E	Pre-Funded Warrant to Purchase Common Stock
Exhibit F	Convertible Note Term Sheet

-ii-

FRAMEWORK AGREEMENT

THIS FRAMEWORK AGREEMENT (this “Agreement”) is made and entered into as of March 22, 2025 by and among AST SpaceMobile, Inc., a Delaware corporation (“AST Parent”), AST & Science, LLC, a Delaware limited liability company and a wholly owned Subsidiary of AST Parent (“AST”), Spectrum USA I, LLC, a Delaware limited liability company and a wholly owned subsidiary of AST (“SpectrumCo”, and together with AST Parent and AST, the “Parent Group”) and Ligado Networks LLC, a Delaware limited liability company (“Ligado”).

RECITALS:

WHEREAS, on January 5, 2025, Ligado and certain of its Subsidiaries (collectively, the “Debtors”) each commenced a voluntary case under Chapter 11 of Title 11 of the United States Code, 11 U.S.C. § 101 et seq. (the “Bankruptcy Code”) in the United States Bankruptcy Court for the District of Delaware (the “Bankruptcy Court”);

WHEREAS, the Debtors continue to operate their respective businesses as debtors-in-possession under Sections 1107(a) and 1108 of the Bankruptcy Code;

WHEREAS, the Debtors, the Consenting Stakeholders (as defined in the RSA) and AST have entered into a Restructuring Support Agreement, dated as of January 5, 2025 (the “RSA”), a copy of which is attached hereto as Exhibit A;

WHEREAS, pursuant to the RSA, the parties thereto have agreed to support and consummate a commercial transaction between the Debtors and AST (the “AST Transaction”) and a restructuring of the Debtors’ capital structure, to be implemented pursuant to a prearranged Chapter 11 plan of reorganization (as may be amended or supplemented from time to time in accordance with the terms of the RSA, the “Plan”);

WHEREAS, the terms and conditions of the AST Transaction shall be governed by this Agreement and the other AST Definitive Agreements (as defined below);

WHEREAS, the (a) board of directors of AST Parent has unanimously approved the execution and delivery by AST Parent of this Agreement, the performance by AST Parent of its covenants and agreements contained herein and the consummation by AST Parent of the transactions contemplated hereby on the terms and subject to the conditions contained herein, (b) the managing member of AST has approved the execution and delivery by AST of this Agreement, the performance by AST of its covenants and agreements contained herein and the consummation by AST of the transactions contemplated hereby on the terms and subject to the conditions contained herein and (c) the sole, managing member of SpectrumCo has approved the execution and delivery by SpectrumCo of this Agreement, the performance by SpectrumCo of its covenants and agreements contained herein and the consummation by SpectrumCo of the transactions contemplated hereby on the terms and subject to the conditions contained herein;

WHEREAS, the board of managers of Ligado has unanimously approved the execution and delivery by Ligado of this Agreement, the performance by Ligado of its covenants and agreements contained herein and the consummation by Ligado of the transactions contemplated hereby on the terms and subject to the conditions contained herein;

WHEREAS, concurrently with the execution and delivery of this Agreement, SpectrumCo and Ligado are entering into the Strategic Collaboration and Spectrum Usage Agreement attached hereto as Exhibit B (the “Collaboration Agreement”) and AST and Ligado are entering into the Spectrum Usage Rights Agreement attached hereto as Exhibit C (the “CCI Agreement”);

WHEREAS, concurrently with the execution and delivery of this Agreement, AST Parent, Cerberus Capital Management, L.P. and Fortress Credit Advisors LLC are entering into the Governance Letter Agreement attached hereto as Exhibit D (the “Governance Letter Agreement”); and

WHEREAS, AST Parent, AST, SpectrumCo and Ligado desire to make certain representations, warranties, covenants and agreements in connection with this Agreement.

NOW, THEREFORE, in consideration of the foregoing and the representations, warranties, covenants and agreements set forth herein, as well as other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged and accepted, and intending to be legally bound hereby, AST Parent, AST, SpectrumCo and Ligado hereby agree as follows:

Article I

DEFINITIONS & INTERPRETATIONS

1.1 Certain Definitions. For all purposes of and under this Agreement, the following capitalized terms shall have the following respective meanings:

“Adverse Impact Determination” has the meaning set forth in the Collaboration Agreement.

“Affiliate” means, with respect to any Person, any other Person that directly or indirectly controls, is controlled by or is under common control with such Person. For purposes of the immediately preceding sentence, the term “control” (including, with correlative meanings, the terms “controlling,” “controlled by” and “under common control with”), as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through ownership of voting securities, by Contract or otherwise.

“Approval Condition” means the occurrence of all of the following:

(a) Ligado has duly submitted each NGSO Regulatory Application requested by AST within six months after the date hereof;

(b) Ligado and AST have obtained the NGSO Regulatory Approvals within 24 months after submission of the FCC NGSO Regulatory Applications; and

(c) during the nine-month period following receipt of the FCC NGSO Regulatory Approvals, no United States Law has been enacted that prohibits or materially adversely impacts AST’s use of the Ligado L-Band MSS Spectrum at the necessary power levels for operation of the AST NGSO System, as further detailed in Exhibit 4 (Power Levels for AST NGSO System) of the Collaboration Agreement.

“Approval Condition Failure” has the meaning set forth in the Collaboration Agreement.

“AST Definitive Agreements” means this Agreement, the Collaboration Agreement, the CCI Agreement, the Warrant, the Governance Letter Agreement and, if issued, the DUO Note.

“AST Definitive Agreements Order” has the meaning set forth in the RSA.

“AST Legal Proceeding” means any Legal Proceeding relating to the AST Transaction in which AST or AST Parent is a named party or has been formally served with notice thereof.

“AST NGSO System” has the meaning set forth in the Collaboration Agreement.

“Business Day” means a day, except a Saturday, a Sunday or other day on which any of the SEC, commercial banks in New York, New York or the Department of State of Delaware are not open for the general transaction of business.

“Consent” means any approval, consent, license, ratification, permission, waiver, order or similar authorization (including from any Governmental Authority), including the expiration or termination of any waiting period pursuant to any Law.

“Contract” means, whether written or oral, any legally binding contract, subcontract, agreement, obligation, commitment, license, sublicense, note, bond, mortgage, indenture, deed of trust, franchise, lease, sublease, loan, credit agreement, guarantee or other similar arrangement or instrument.

“Effective Date” has the meaning set forth in the Collaboration Agreement.

“Exchange Act” means the Securities Exchange Act of 1934.

“FCC” shall mean the U.S. Federal Communications Commission, and any successor agency of the U.S. government exercising substantially equivalent powers.

“GAAP” means generally accepted accounting principles, as applied in the United States and in effect from time to time.

“Governmental Authority” means (a) any government, (b) any governmental or regulatory entity, body, department, commission, subdivision, board, agency or instrumentality or similar authority or office, (c) any court, tribunal, judicial body, arbitrator, arbitration panel or binding mediator or similar authority and (d) any non-governmental self-regulatory agency, securities exchange, commission or similar authority, in each of the preceding clauses (a) through (d), whether multinational, supranational, national, federal, state, county, municipal, provincial, and whether local, domestic or foreign.

“Law” means any applicable law, statute, constitution, principle of common law, ordinance, code, rule, regulation, ruling or other legal requirement or similar provision having the force or effect of law issued, enacted, adopted, promulgated, implemented or otherwise put into effect by, or under the authority of, any Governmental Authority, including all Orders.

“Legal Proceeding” means any (a) civil, criminal or administrative (whether at law or equity) actions, claims, disputes, demands, examinations, hearings, inquiries, investigations or suits and (b) litigations, arbitrations, mediations or other similar proceedings, in each of the preceding clauses (a) and (b), by, before or involving any Governmental Authority.

“Liabilities” means any liability, obligation or commitment of any kind (whether accrued, unaccrued, absolute, contingent, liquidated, unliquidated, matured, unmatured, known, unknown, asserted, unasserted, determined, determinable or otherwise and whether or not required to be recorded or reflected on a balance sheet prepared in accordance with GAAP).

“Lien” means any lien, pledge, hypothecation, charge, mortgage, deed of trust, security interest, license, sub-license, encumbrance, easement, right of way or other restriction of similar nature (including any restriction on the transfer of any security or other asset, or any restriction on the possession, use, exercise or transfer of any other attribute of ownership of any asset).

“Ligado L-Band MSS Spectrum” has the meaning set forth in the Collaboration Agreement.

“Ligado Legal Proceeding” means any Legal Proceeding relating to the Ligado L-Band MSS Spectrum or the AST Transaction in which Ligado is a named party or has been formally served with notice thereof.

“NASDAQ” means The Nasdaq Global Select Market.

“NGSO Regulatory Application” has the meaning set forth in the Collaboration Agreement.

“NGSO Regulatory Approvals” has the meaning set forth in the Collaboration Agreement.

“Order” means any judgment, award, decision, decree, injunction, ruling, writ, assessment, stipulation, determination or similar order of any Governmental Authority (whether temporary, preliminary or permanent) that is binding on any Person or its property or assets under Law.

“Payment Condition” means the occurrence of all of the following:

(a) Ligado shall be required by an order of the Bankruptcy Court to pay to Viasat all or any portion of the aggregate quarterly fees that Ligado must pay to Viasat under the Viasat Cooperation Agreement for a given year due and payable by Ligado pursuant to the Viasat Cooperation Agreement prior to and as of January 5, 2025 (such order, the “Viasat Order” and such payment, the “Viasat Payment”);

(b) Ligado shall have provided to AST Parent with at least seven (7) Business Days’ notice that the condition set forth in clause (a) has been satisfied; and

(c) AST shall have received the Backstop Commitment (as defined below).

“Permit” means franchises, grants, authorizations, registrations, licenses, permits, easements, variances, exceptions, Consents, certificates, accreditations, clearances and other similar approvals and Orders, in each case, of any Governmental Authority.

“Person” means any individual, corporation (including any non-profit corporation), general partnership, limited partnership, limited liability partnership, joint venture, estate, trust, company (including any limited liability company or joint stock company), firm or other similar enterprise, association, organization, entity or Governmental Authority.

“Plan Effective Date” has the meaning set forth in the RSA.

“Representative” means with respect to any Person, its directors, managers, officers or other employees, Affiliates, or any investment banker, attorney or other agent or representative retained by, or on behalf of, such Person.

“SEC” means the United States Securities and Exchange Commission or any successor thereto.

“SEC Report” means all reports, schedules, forms, statements and other documents (including exhibits and all other information incorporated therein) required to be filed or furnished by AST Parent with the SEC.

“Securities Act” means the Securities Act of 1933.

“Subsidiary” of any Person means (a) a corporation more than 50% of the combined voting power of the outstanding voting stock of which is owned, directly or indirectly, by such Person or by one or more other Subsidiaries of such Person or by such Person and one or more other Subsidiaries thereof, (b) a partnership of which such Person or one or more other Subsidiaries of such Person or such Person and one or more other Subsidiaries thereof, directly or indirectly, is the general partner or has the power to direct the policies, management and affairs of such partnership, (c) a limited liability company of which such Person or one or more other Subsidiaries of such Person or such Person and one or more other Subsidiaries thereof, directly or indirectly, is the sole member, managing member or manager or has the power to direct the policies, management and affairs of such company or (d) any other Person (other than a corporation, partnership or limited liability company) in which such Person or one or more other Subsidiaries of such Person or such Person and one or more other Subsidiaries thereof, directly or indirectly, has at least a majority ownership or power to direct the policies, management and affairs thereof.

“Takings Litigation” means Ligado Networks LLC v. USA, Docket No. 1:23-cv-01797 (Fed. Cl. Oct 12, 2023).

“Takings Litigation Proceeds” means any cash proceeds actually received by Ligado and its Affiliates in connection with the Takings Litigation (including any settlement thereof).

“Usage Rights Payments” has the meaning set forth in the Collaboration Agreement.

“Viasat” means Viasat, Inc., Inmarsat Global Limited or any of their respective controlled Affiliates.

“Viasat Cooperation Agreement” means the Amended and Restated Cooperation Agreement, dated as of August 6, 2010, by and among LightSquared LP, SkyTerra (Canada) Inc., LightSquared Inc. and Inmarsat Global Limited, as amended by Amendment No. 1, dated April 25, 2011, Amendment No. 2, dated April 18, 2012, Amendment No. 3, dated May 4, 2016, Amendment No. 4, dated January 27, 2017, Amendment No. 5, dated June 30, 2020, Amendment No. 6, dated October 1, 2020, Amendment No. 7, dated December 23, 2022, Amendment No. 8, dated March 31, 2023, Amendment No. 9, dated June 15, 2023, Amendment No. 10, dated September 21, 2023, Amendment No. 11, dated October 20, 2023, Amendment No. 12, dated November 9, 2023, Amendment No. 13, dated January 10, 2024, Amendment No. 14, dated May 24, 2024, Amendment No. 15, dated September 5, 2024, Amendment No. 16, dated September 12, 2024, Amendment No. 17, dated October 10, 2024, Amendment No. 18, dated November 13, 2024, Amendment No. 19, dated November 22, 2024, Amendment No. 20 dated December 20, 2024, and Amendment No. 21 dated December 26, 2024.

1.2 Additional Definitions. The following capitalized terms shall have the respective meanings ascribed thereto in the respective sections of this Agreement set forth opposite each of the capitalized terms below:

Term	Section
Agreement	Preamble
Applicable Response Deadline	5.2
AST	Preamble
AST Parent	Preamble
AST Transaction	Recitals
Backstop Commitment	5.5
Backstop Financing	5.5
Bankruptcy Code	Recitals
Bankruptcy Court	Recitals
Break-Up Fee	7.3(b)
Catch Up DUO Payment	2.2(b)
Catch Up DUO Payment Date	2.2(b)
CCI Agreement	Recitals
Chosen Courts	8.11
Collaboration Agreement	Recitals
Confidentiality Agreement	2.2(a)(ii)
Debtors	Recitals
Dispute Party	8.9(c)
DUO Note	2.2(a)(ii)
DUO Payment Date	2.2(a)
DUO Payments	2.2(a)
Enforceability Exceptions	3.2(b)
Financing Sources	5.5
Governance Letter Agreement	Recitals
Indemnitee	8.14
Ligado	Preamble
Parent Common Stock	2.1
Parent Group	Preamble
Plan	Recitals
Refund Amount	5.5(c)
RSA	Recitals
SpectrumCo	Preamble
Warrant	2.1

1.3 Certain Interpretations.

(a) Unless otherwise indicated, the words “include,” “includes” and “including,” when used herein, shall be deemed in each case to be followed by the words “without limitation.”

(b) All references herein to the Subsidiaries of a Person shall be deemed to include all direct and indirect Subsidiaries of such Person unless otherwise indicated or the context otherwise requires.

(c) Unless otherwise indicated, all references herein to Articles, Sections, Annexes, Exhibits or Schedules, shall be deemed to refer to Articles, Sections, Annexes, Exhibits or Schedules of or to this Agreement, as applicable, and all references herein to “paragraphs” or “clauses” shall be deemed references to separate paragraphs or clauses of the section or subsection in which the reference occurs. The words “hereof,” “herein,” “hereby,” “herewith”, “hereunder” and words of similar import shall, unless otherwise stated, be construed to refer to this Agreement as a whole and not to any particular provision of this Agreement.

(d) If a term is defined as one part of speech (such as a noun), it shall have a corresponding meaning when used as another part of speech (such as a verb).

(e) Whenever the context may require, any pronouns used in this Agreement shall include the corresponding masculine, feminine or neuter forms, and the singular form of nouns and pronouns shall include the plural, and vice versa.

(f) When used herein, the word “extent” and the phrase “to the extent” mean the degree to which a subject or other thing extends, and such word or phrase shall not simply mean “if.”

(g) The table of contents and headings set forth in this Agreement are for convenience of reference purposes only and shall not affect or be deemed to affect in any way the meaning or interpretation of this Agreement or any term or provision hereof.

(h) References to “$” and “dollars” are to the currency of the United States.

(i) Any dollar or percentage thresholds set forth herein shall not be used as a benchmark for the determination of what is or is not “material” or a “material adverse effect” under this Agreement.

(j) “Writing”, “written” and comparable terms refer to printing, typing and other means of reproducing words (including electronic media) in a visible form in English.

(k) Except as otherwise specified, (i) references to any statute shall be deemed to refer to such statute as amended from time to time and to any rules or regulations promulgated thereunder, (ii) references to any Person include the successors and permitted assigns of that Person and (iii) references from or through any date mean from and including or through and including, respectively.

(l) Whenever this Agreement refers to a number of days, such number shall refer to calendar days unless Business Days are specified. Whenever any action must be taken hereunder on or by a day that is not a Business Day, then such action may be validly taken on or by the next day that is a Business Day. Unless otherwise specified in this Agreement, when calculating the period of time within which, or following which, any action is to be taken pursuant to this Agreement, the date that is the reference day in calculating such period shall be excluded.

(m) The parties hereto agree that they have been represented by counsel during the negotiation and execution of this Agreement and, therefore, waive the application of any Law, holding or rule of construction providing that ambiguities in an agreement or other document shall be construed against the party drafting such agreement or document.

(n) The word “or” shall be disjunctive but not exclusive.

(o) Accounting terms used but not otherwise defined herein shall have the meaning given to such terms under GAAP.

Article II

AST PAYMENTS

2.1 Warrant. Concurrently with the execution and delivery of this Agreement, AST Parent is issuing to Ligado that certain pre-funded warrant to purchase up to 4,714,226 shares of Class A Common Stock, $0.0001 par value per share, of AST Parent (“Parent Common Stock”) at a purchase price of $0.01 per share (the “Warrant”), a true and complete copy of which is attached hereto as Exhibit E.

2.2 Deferred Usage Obligation.

(a) No later than the earlier of (x) the fifth (5th) Business Day following the satisfaction (or waiver, if permitted by Law) of the conditions set forth in Article VI (other than those conditions that, by their nature, are to be satisfied on the DUO Payment Date (as defined below), but subject to the satisfaction (or waiver, if permitted by Law) of such conditions) and (y) solely in the event the Payment Condition has been satisfied, the twenty-first (21st) day following the issuance of the Viasat Order (provided, that, as of the DUO Payment Date, the other conditions set forth in Article VI have been satisfied (or waived, if permitted by Law) other than those conditions that, by their nature, are to be satisfied on the DUO Payment Date, but subject to the satisfaction (or waiver, if permitted by Law) of such conditions), subject to Section 2.2(b), AST Parent shall pay and/or issue to Ligado the following:

(i) a cash payment of $350,000,000 by wire transfer of immediately available funds to an account or accounts designated by Ligado prior to the DUO Payment Date; and

(ii) a convertible note having the terms and conditions set forth in Exhibit F (the “DUO Note”) in an aggregate principal amount of $200,000,000; provided, that AST Parent may, in its sole and absolute discretion, on ten (10) Business Days’ prior written notice to Ligado, replace all or any portion of the foregoing issuance with a cash payment in US dollars, to be paid to Ligado by wire transfer of immediately available funds to an account or accounts designated by Ligado prior to the DUO Payment Date (in which case the aggregate principal amount of the DUO Note shall be reduced by the amount of cash so paid); provided, that in the event that the DUO Note is issued pursuant to this Section 2.2(a)(ii), AST Parent shall pay to Ligado, within thirty (30) days of Ligado’s written request, an amount equal to (A) all reasonable and documented fees and expenses incurred by Ligado in connection with its efforts to monetize the DUO Note plus (B) (1) the aggregate principal amount of the DUO Note minus (2) the amount of gross proceeds (before expenses) actually received by Ligado in connection with its monetization of the DUO Note (following completion of such monetization); provided, further, that Ligado shall consult with and consider in good faith any comments from AST Parent regarding, and use reasonable best efforts to maximize the net proceeds received from, the monetization of the DUO Note.

For purposes hereunder, (1) “DUO Payments” shall mean the payment and/or issuance to Ligado made pursuant to this Section 2.2(a) and (2) “DUO Payment Date” shall mean the date on which the DUO Payments are actually made.

(b) Notwithstanding the foregoing, in the event that (i) the DUO Payment Date occurs before the Approval Condition has been satisfied and (ii) the Viasat Payment is less than $550,000,000, the aggregate amount of the DUO Payments required to be made pursuant to Section 2.2(a) shall be reduced to the amount of the Viasat Payment (it being understood that the DUO Note shall be issued Ligado pursuant to Section 2.2(a) (A) only if the amount of the Viasat Payment exceeds $350,000,000 and (B) in an aggregate principal amount equal to such excess, if any); provided, that within five (5) Business Days following the satisfaction of the Approval Condition and the satisfaction (or waiver, if permitted by Law) of the other conditions set forth in Article VI (other than those conditions that, by their nature, are to be satisfied on the Catch-Up DUO Payment Date (as defined below), but subject to the satisfaction (or waiver, if permitted by Law) of such conditions), AST Parent shall pay and/or issue to Ligado the remaining amount of the DUO Payments not previously made to Ligado (the “Catch-Up DUO Payments” and the date on which such payment and/or issuance are actually made, the “Catch-Up DUO Payment Date”).

Article III

REPRESENTATIONS AND WARRANTIES OF LIGADO

Ligado represents and warrants to the Parent Group as follows:

3.1 Organization and Qualification. Ligado is a limited liability company duly organized and validly existing under the Laws of the State of Delaware. Each of Ligado’s Subsidiaries is duly organized and validly existing under the Laws of its respective jurisdiction of incorporation or organization. Each of Ligado and each of its Subsidiaries is in good standing under the Laws of its respective jurisdiction of incorporation or organization (to the extent such concepts are recognized in the applicable jurisdiction) and has all limited liability company, corporate or similar power and authority to own, lease and operate its properties and assets in the manner in which they are currently owned, used or held and conduct its business as currently conducted, except in each case for such failure to be in good standing or have such power and authority that would not, individually or in the aggregate, reasonably be expected to be material to Ligado and its Subsidiaries, taken as a whole, or prevent, materially delay or materially impair the ability of Ligado to perform its obligations under this Agreement or consummate the transactions contemplated hereby.

3.2 Corporate Power; Enforceability.

(a) Ligado has all requisite limited liability company power and authority to execute and deliver this Agreement, to perform its covenants and obligations hereunder and to consummate the transactions contemplated hereby. Subject to requisite Bankruptcy Court approvals, the execution and delivery by Ligado of this Agreement, the performance by Ligado of its covenants and obligations hereunder and the consummation by Ligado of the transactions contemplated hereby have been duly and validly authorized by all necessary limited liability company action on the part of Ligado, and no additional limited liability company proceedings or actions on the part of Ligado are necessary to authorize the execution and delivery by Ligado of this Agreement, the performance by Ligado of its covenants and obligations hereunder or the consummation by Ligado of the transactions contemplated hereby.

(b) This Agreement has been duly and validly executed and delivered by Ligado and, assuming the due authorization, execution and delivery by AST Parent, AST and SpectrumCo, constitutes a legal, valid and binding obligation of Ligado, enforceable against Ligado in accordance with its terms, except that such enforceability (i) may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance and other similar Laws affecting or relating to creditors’ rights generally and (ii) is subject to general principles of equity (collectively, the “Enforceability Exceptions”).

3.3 Consents and Approvals; No Violation. Neither the execution or delivery of this Agreement by Ligado, the performance by Ligado of its covenants and obligations hereunder nor the consummation of the transactions contemplated hereby will (a) violate or conflict with or result in any breach of any provision of the respective certificate of incorporation or bylaws (or similar governing documents) of Ligado or any of its Subsidiaries, (b) require any Permit of, or filing with or notification to, any Governmental Authority except for the NGSO Regulatory Approvals and as may be required under the Bankruptcy Code, (c) violate, conflict with, or result in a breach of any provisions of, or require any notice or Consent or result in a default (or give rise to any right of termination, cancellation, modification or acceleration or any event that, with the giving of notice, the passage of time or otherwise, would constitute a default or give rise to any such right) under any of the terms, conditions or provisions of any Contract to which Ligado or any of its Subsidiaries is a party or by which any of their respective properties or assets are bound, or result in the loss of a material benefit or rights under any such Contract, (d) result in (or, with the giving of notice, the passage of time or otherwise, would result in) the creation or imposition of any Lien on any asset of Ligado or any of its Subsidiaries (other than a Lien created by any of the Parent Group) or (e) violate any Law or Order, including the Plan, applicable to Ligado or any of its Subsidiaries or by which any of their respective properties or assets are bound, except, in the case of clauses (b) through (e), as would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on Ligado and its Subsidiaries, taken as a whole.

3.4 Investment Decision. Ligado is acquiring the DUO Note (and any shares of Parent Common Stock issuable upon conversion of the DUO Note) for its own account, for investment purposes and not with a view toward, or for resale in connection with, the public sale or distribution thereof, in violation of the Securities Act or any applicable state securities Laws. Ligado does not presently have any Contract or understanding, directly or indirectly, with any Person to sell or distribute the DUO Note (or any shares of Parent Common Stock issuable upon conversion of the DUO Note). Ligado is an “accredited investor” as defined in Regulation D of the Securities Act. Ligado acknowledges and understands the economic risk of holding the DUO Note (and any shares of Parent Common Stock issuable upon conversion of the DUO Note). Ligado is familiar with the business and financial condition, properties, operations and prospects of the Parent Group or Ligado has been granted the opportunity to ask questions of, and receive answers from, Representatives of the Parent Group concerning the Parent Group and to obtain any additional information that Ligado deems necessary to verify the accuracy of the information so provided. Ligado has sufficient knowledge and experience in financial and business matters so as to be capable of evaluating the merits and risk of its investment. Ligado acknowledges that the DUO Note (and any shares of Parent Common Stock issuable upon conversion of the DUO Note) have not been registered with the SEC or any state securities commission and that any resale of the DUO Note (and any shares of Parent Common Stock issuable upon conversion of the DUO Note) would require registration with the SEC or an exemption from registration. Ligado understands and agrees that no federal or state agency has passed upon or endorsed the merits of the offer and sale of the DUO Note (and any shares of Parent Common Stock issuable upon conversion of the DUO Note) or made any findings or determination as to the fairness of an investment in the DUO Note (and any shares of Parent Common Stock issuable upon conversion of the DUO Note). To Ligado’s knowledge, neither Ligado nor any of its officers, directors, employees, agents, stockholders or partners has either directly or indirectly, including through a broker or finder, engaged in any general solicitation with respect to the offer and sale of the DUO Note (or any shares of Parent Common Stock issuable upon conversion of the DUO Note). Ligado acknowledges and agrees that the DUO Note and any shares of Parent Common Stock that may be issued on conversion of the DUO Note are “restricted securities” under Rule 144 promulgated under the Securities Act and will contain a customary restricted legend stating that the securities have not been registered under the Securities Act or any state securities law and that such securities may not be sold, pledged, assigned or otherwise transferred except in a transaction registered under the Securities Act or exempt from registration thereunder.

3.5 No Other Representations or Warranties.

(a) Except for the express written representations and warranties made by Ligado contained in this Article III, any other AST Definitive Agreements and in any certificates delivered by Ligado or any of its Representatives in connection with the transactions contemplated hereby, neither Ligado nor any Representative or other Person on behalf of Ligado makes any express or implied representation or warranty with respect to Ligado or any of its Affiliates or any of its or their respective businesses, assets, Liabilities, financial condition or results of operations or with respect to any other information provided to any of the Parent Group in connection with the transactions contemplated hereby, and Ligado hereby disclaims any other representations or warranties, express or implied (including any implied warranty of merchantability or fitness for a particular purpose), as to the accuracy or completeness of any other information made (or made available) by itself or any of its Representatives with respect to, or in connection with, the negotiation, execution and delivery of this Agreement or the transactions contemplated hereby.

(b) Ligado acknowledges and agrees that, except for the representations and warranties expressly set forth in Article IV, any other AST Definitive Agreements and in any certificates delivered by any of the Parent Group or any of its Representatives in connection with the transactions contemplated hereby, (i) none of the Parent Group nor any of their respective Representatives makes, or has made, any representations or warranties relating to itself or its business, assets, Liabilities, financial condition or results of operations or otherwise in connection with the transactions contemplated hereby, and Ligado is not relying on any representation or warranty of the Parent Group except for those expressly set forth in this Agreement, any other AST Definitive Agreements and any such certificate and (ii) no Person has been authorized by any of the Parent Group to make any representation or warranty relating to the Parent Group or their business, assets, Liabilities, financial condition or results of operations or otherwise in connection with the transactions contemplated hereby, and if made, such representation or warranty has not been relied on by Ligado.

Article IV

REPRESENTATIONS AND WARRANTIES OF PARENT GROUP

The Parent Group hereby represents and warrants to Ligado as follows:

4.1 Organization and Qualification. Each of AST Parent, AST and SpectrumCo is duly organized and validly existing and in good standing under the Laws of the jurisdiction of its organization (to the extent such concepts are recognized in the applicable jurisdiction), with all requisite power and authority to own, lease and operate its properties and assets in the manner in which they are currently owned, used or held and conduct its business as currently conducted, except for such failures to be in good standing or have such power and authority that would not, individually or in the aggregate, reasonably be expected to prevent, materially delay or materially impair the ability of AST Parent, AST or SpectrumCo to perform their respective obligations under this Agreement or consummate the transactions contemplated hereby. AST Parent, AST and SpectrumCo are in compliance with the provisions of their respective certificates of incorporation and bylaws (or similar governing documents).

4.2 Corporate Power; Enforceability.

(a) Each of AST Parent, AST and SpectrumCo has all requisite corporate or limited liability company power and authority to execute and deliver this Agreement, to perform its covenants and obligations hereunder and to consummate the transactions contemplated hereby. Subject to requisite Bankruptcy Court approvals, the execution and delivery by the Parent Group of this Agreement, the performance by the Parent Group of its covenants and obligations hereunder and the consummation by the Parent Group of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate or limited liability company action on the part of the Parent Group, and no additional corporate or limited liability company proceedings or actions on the part of the Parent Group are necessary to authorize the execution and delivery by the Parent Group of this Agreement, the performance by the Parent Group of its covenants and obligations hereunder or the consummation by the Parent Group of the transactions contemplated hereby.

(b) This Agreement has been duly and validly executed and delivered by the Parent Group and, assuming the due authorization, execution and delivery by Ligado, constitutes a legal, valid and binding obligation of the Parent Group, enforceable against the Parent Group in accordance with its terms, subject to the Enforceability Exceptions.

4.3 Consents and Approvals; No Violation. Neither the execution or delivery of this Agreement by any of the Parent Group, the performance by any of the Parent Group of their respective covenants and obligations hereunder nor the consummation of the transactions contemplated hereby will (a) violate or conflict with or result in any breach of any provision of the respective certificate of incorporation or bylaws (or similar governing documents) of any of the Parent Group, (b) require any Permit of, or filing with or notification to, any Governmental Authority, except as may be required under (i) the Bankruptcy Code, (ii) the applicable requirements of any federal or state securities Laws, including compliance with the Exchange Act or (iii) the applicable requirements of NASDAQ, (c) violate, conflict with or result in a breach of any provision of, or require any notice or Consent or result in a default (or give rise to any right of termination, cancellation, modification or acceleration or any event that, with the giving of notice, the passage of time or otherwise, would constitute a default or give rise to any such right) under any of the terms, conditions or provisions of any Contract to which any of the Parent Group or any of their respective Subsidiaries is a party or by which any of the Parent Group or any of their respective Subsidiaries or any of their respective properties or assets are bound, or result in the loss of a material benefit or rights under any such Contract or (d) violate any Law or Order, including the Plan, applicable to any of the Parent Group or by which any of their respective assets or properties are bound, except, in the case of clauses (b) through (d), as would not, individually or in the aggregate, reasonably be expected to prevent, materially delay or materially impair the ability of any of the Parent Group to perform their respective obligations under this Agreement or consummate the transactions contemplated hereby.

4.4 No Other Representations or Warranties.

(a) Except for the express written representations and warranties made by the Parent Group contained in this Article IV, any other AST Definitive Agreements and in any certificates delivered by the Parent Group or any of its Representatives in connection with the transactions contemplated hereby, none of the Parent Group nor any Representative or other Person on behalf of either makes any express or implied representation or warranty with respect to them or any of their Affiliates or any of its or their respective business, assets, Liabilities, financial condition or results of operations or with respect to any other information provided to Ligado in connection with the transactions contemplated hereby, and the Parent Group hereby disclaims any other representations or warranties, express or implied, as to the accuracy or completeness of any other information made (or made available) by themselves or any of their Representatives with respect to, or in connection with, the negotiation, execution and delivery of this Agreement or the transactions contemplated hereby.

(b) The Parent Group each acknowledge and agree that, except for the representations and warranties expressly set forth in Article III, any other AST Definitive Agreements and in any certificates delivered by Ligado or any of its Representatives in connection with the transactions contemplated hereby, (i) neither Ligado, its Subsidiaries nor any of their respective Representatives makes, or has made, any representations or warranties relating to itself or its business, assets, Liabilities, financial condition or results of operations or otherwise in connection with the transactions contemplated hereby, and none of the Parent Group is relying on any representation or warranty of Ligado except for those expressly set forth in this Agreement, any other AST Definitive Agreements or any such certificate and (ii) no Person has been authorized by Ligado or any of its Subsidiaries to make any representation or warranty relating to Ligado or any of its Subsidiaries or their business, operations, assets, Liabilities, condition (financial or otherwise) or prospects or otherwise in connection with the transactions contemplated hereby, and if made, such representation or warranty has not been relied on by any of the Parent Group.

Article V

COVENANTS

5.1 Efforts.

(a) Prior to the earlier of (x) the valid termination of this Agreement and (y) (A) if the Viasat Payment is greater than or equal to $550,000,000, the DUO Payment Date or (B) if the Viasat Payment is less than $550,000,000, the Catch-Up DUO Payment Date, on the terms and subject to the conditions set forth in this Agreement, each of the parties hereto shall use reasonable best efforts to take, or cause to be taken, all actions that are necessary, proper or advisable to consummate and make effective, as promptly as practicable, the AST Transaction, including using reasonable best efforts to (i) cause each of the conditions to the AST Transaction set forth in Article VI to be satisfied as promptly as practicable after the date of this Agreement, (ii) subject to Section 5.1(b), obtain, as promptly as practicable after the date of this Agreement, and maintain all necessary actions or non-actions and Consents from Governmental Authorities and make all necessary registrations, declarations and filings with Governmental Authorities, that are necessary to consummate the AST Transaction, (iii) reasonably cooperate with the other party with respect to the foregoing and (iv) defend or contest in good faith any Legal Proceeding brought by a third party that could otherwise prevent or impede, interfere with, hinder or delay in any material respect the consummation of the AST Transaction.

(b) Each of AST Parent and Ligado shall (i) prepare and file any filings or notifications and related material that are necessary, proper or advisable to permit consummation of the AST Transaction, as promptly as reasonably practicable following the date on which the Viasat Order is first issued (or on such earlier date as AST Parent, in consultation with Ligado, deems advisable), (ii) provide or cause to be provided as promptly as reasonably practicable and advisable any information and documentary material that may be requested by any Governmental Authorities under applicable Laws (if any) and (iii) if applicable, use its reasonable best efforts to obtain prompt expiration or termination of any applicable waiting period or other approval of consummation of the AST Transaction by any applicable Governmental Authorities; provided, that, notwithstanding anything in this Agreement to the contrary, no member of the Parent Group shall be obligated to, and without AST Parent’s consent, Ligado shall not, take or agree to take any action to the extent such action, individually or in the aggregate with all other such actions taken together, (A) relates to or would impact any capital stock, assets, rights, products, businesses, relationships, contractual rights, obligations, arrangements, conduct or activities, of any member of the Parent Group or (B) would reasonably be expected to adversely impact the benefits the Parent Group or Ligado expects to realize from the AST Transaction in any material respect.

(c) Subject to applicable Law and the requirements of applicable Governmental Authorities, Ligado and the Parent Group and their respective counsel shall, in connection with the efforts referenced in Sections 5.1(a) and 5.1(b), (i) cooperate in all respects with each other in connection with any filing or submission with a Governmental Authority in connection with the transactions contemplated by this Agreement and in connection with any investigation or other inquiry by or before a Governmental Authority relating to the transactions contemplated by this Agreement, including any proceeding initiated by a private person, (ii) where legally permissible, have the right to review in advance, and to the extent practicable each shall consult and consider in good faith the views of the other regarding, any material filing made with, or written materials to be submitted to, any Governmental Authority in connection with the transactions contemplated by this Agreement and of any material communication received or given in connection with any proceeding by a private person, in each case regarding any of the transactions contemplated by this agreement, (iii) promptly inform each other of any material communication (or any other material correspondence or memoranda) received from, or given to, any applicable Governmental Authority and (iv) where legally permissible, promptly furnish each other with copies of all correspondence, filings and written communications between them or their Subsidiaries or affiliates, on the one hand, and any Governmental Authority or its respective staff, on the other hand, with respect to the transactions contemplated by this Agreement. Subject to applicable Law and the requirements of applicable Governmental Authority, Ligado and the Parent Group shall (with respect to any in-person discussion or meeting), and shall to the extent practicable (with respect to any telephonic discussion or meeting), provide the other party and its counsel with advance notice of and the opportunity to participate in any material discussion or meeting with any Governmental Authority in respect of any filing, investigation or other inquiry in connection with the transactions contemplated by this Agreement. Ligado and the Parent Group may, as each deems advisable and necessary, reasonably designate any competitively sensitive material provided to the other under this Section 5.1(c) as “Counsel Only Material.” Notwithstanding anything to the contrary in this Section 5.1(c), materials provided to the other party or its counsel may be redacted to remove references concerning the valuation of Ligado or the AST Transaction.

5.2 Public Statements. Except as otherwise required or provided by applicable Law (including releases or disclosures determined in good faith to be reasonably necessary or advisable under applicable Law by the disclosing party or to comply with a party’s regulatory obligations), it is agreed that each of Ligado, on the one hand, and the Parent Group, on the other hand, must first approve in writing all other public announcements or other marketing efforts utilizing the other party’s name or logo or the general terms and conditions of this Agreement. Each of Ligado, on the one hand, and the Parent Group, on the other hand, agrees to work in good faith to respond to requests for such press releases or other public announcements, in all cases on or prior to the Applicable Response Deadline (as defined below). Such requests shall be submitted to mediat@ligado.com in the case of Ligado and AstSpaceMobile@allisonpr.com in the case of any member of the Parent Group, and the requesting party shall include in such request a reasonable deadline (which shall be no earlier than the fifth (5th) Business Day following the submission of such request) by which the other party must approve or deny such request (the “Applicable Response Deadline”). If no response is received by the Applicable Response Deadline, then such requesting party shall not be deemed to be in breach of this Section 5.2 as a result of issuing any press release or other public announcement that was the subject of such request. Any party may issue restatements of previously-approved statements or statements permitted by the first clause of this Section 5.2. Each party may, without complying with the foregoing obligations, make any public statement regarding the AST Transaction in response to questions from the press, analysts, investors or those attending industry conferences, and make internal announcements to employees, in each case, to the extent that such statements are not inconsistent with previous press releases, public disclosures or public statements made jointly by the parties or approved by the parties, and otherwise in compliance with this Section 5.2, and provided that such public statements do not reveal material nonpublic information regarding this Agreement or the AST Transaction. For the avoidance of doubt, AST Parent shall be permitted to file this Agreement as an exhibit to one or more SEC Reports.

5.3 Certain Litigation. Without limiting the obligations of Ligado or AST under Section 5.4:

(a) promptly upon becoming aware of any Ligado Legal Proceeding or any material developments with respect thereto, Ligado shall advise AST thereof unless Ligado determines, based on the good faith advice of outside counsel, that doing so could jeopardize the protection of an attorney-client privilege, attorney work product protection or other legal privilege (provided, that in such event, Ligado shall notify AST if it is withholding any such information and use commercially reasonable efforts to provide such information in a manner that does not waive any such privilege (including pursuant to a common interest agreement)).

(b) promptly upon becoming aware of any AST Legal Proceeding or any material developments with respect thereto, AST or AST Parent (as applicable) shall advise Ligado thereof unless AST determines, based on the good faith advice of outside counsel, that doing so could jeopardize the protection of an attorney-client privilege, attorney work product protection or other legal privilege (provided, that in such event, AST shall notify Ligado if it is withholding any such information and use commercially reasonable efforts to provide such information in a manner that does not waive any such privilege (including pursuant to a common interest agreement)).

5.4 Notice of Certain Events. Prior to the earlier of (x) the valid termination of this Agreement and (y) (A) if the Viasat Payment is greater than or equal to $550,000,000, the DUO Payment Date or (B) if the Viasat Payment is less than $550,000,000, the Catch-Up DUO Payment Date, Ligado shall give prompt notice to AST, and AST, on behalf of the Parent Group, shall give prompt notice to Ligado, (a) of any written notice or other written communication received by such party from any Person alleging that the Consent of such Person is or may be required in connection with the AST Transaction, (b) of any Legal Proceeding commenced or, to any party’s knowledge, threatened against, such party or any of its Affiliates or otherwise relating to such party or any of its Affiliates, in each case that would, in the reasonable judgment of such party, have a material adverse effect on the other party’s rights with respect to the AST Transaction and (c) if it obtains actual knowledge of any breach by such party of its representations, warranties and covenants hereunder that would, individually or in the aggregate, reasonably be expected to lead to the failure of any condition to the other party’s obligations to consummate the AST Transaction; provided, that the delivery of any notice pursuant to this Section 5.4 shall not affect the remedies available hereunder to any party.

5.5 Backstop Commitment.

(a) No later than sixty (60) days following the Effective Date, Ligado shall obtain a financing commitment (the “Backstop Commitment”) pursuant to which, subject only to the satisfaction of customary conditions to a committed financing, the counterparties thereto (the “Financing Sources”) shall have committed to provide cash proceeds in an amount sufficient to pay the Refund Amount in the event of an Approval Condition Failure (the “Backstop Financing”).

(b) The Parent Group shall cooperate in good faith and work together with Ligado in connection with Ligado’s obligations pursuant to Section 5.5(a); provided, that notwithstanding the foregoing, no member of the Parent Group nor any of their respective Affiliates shall be required to take or permit the taking of any action pursuant to this Section 5.5 that would (i) require any member of the Parent Group or any of their respective Affiliates to pay any commitment or other similar fee or incur any other expense, liability or obligation in connection with the Backstop Commitment or Backstop Financing or (ii) cause any director, officer, employee or stockholder of any member of the Parent Group or any of their respective Affiliates to incur any personal liability.

(c) In the event of an Approval Condition Failure (unless a breach by the Parent Group of its obligation under the Collaboration Agreement with respect to the satisfaction of the Approval Condition is the primary cause of the failure of such Approval Condition Failure), Ligado shall, as promptly as practicable, (i) cause the Financing Sources to fund the Backstop Financing and (ii) no later than five (5) Business Days after the Backstop Financing has been fully funded, pay (A) to AST Parent, in consideration for any DUO Note issued by AST Parent to Ligado, an amount in cash, by wire transfer of immediately available funds, equal to the aggregate cash value of such DUO Note (valued at the aggregate principal amount of such DUO Note at initial issuance) and (B) to SpectrumCo an amount in cash, by wire transfer of immediately available funds, equal to the aggregate amount of cash previously paid by or on behalf of AST Parent (including any such payments made by any other member of the Parent Group to Ligado) pursuant to Section 2.2(a) (the aggregate amounts described in clauses (A) and (B), the “Refund Amount”).

5.6 Viasat Payment. Ligado shall use reasonable best efforts to contest any Legal Proceeding brought before the Bankruptcy Court or before any other court at any time that seeks entry of an order requiring Ligado to pay, prior to the satisfaction of the Approval Condition, to Viasat (or any of its Affiliates) any past due amounts under the Viasat Cooperation Agreement, and/or any related interest, that Viasat contends or shall contend is due and payable pursuant to the Viasat Cooperation Agreement as of (or with respect to any period commencing prior to) January 5, 2025.

Article VI

CONDITIONS TO THE DUO PAYMENTS OR THE CATCH-UP DUO PAYMENTS (AS APPLICABLE)

6.1 Conditions to the Obligations of the Parent Group. The obligations of AST Parent to make the DUO Payments or the Catch-Up DUO Payments (as applicable) shall be subject to the satisfaction or waiver (where permissible under Law) by AST Parent of each of the following conditions:

(a) No Legal Prohibition. No Governmental Authority of competent jurisdiction shall have enacted, issued or promulgated any Law or issued or granted any Order that is in effect and has the effect of making the DUO Payments or the Catch-Up DUO Payments (as applicable) illegal or that has the effect of prohibiting or otherwise preventing the DUO Payments.

(b) [Reserved].

(c) Bankruptcy Order. The Bankruptcy Court shall have entered the AST Definitive Agreements Order, which shall be in form and substance consistent with the RSA and acceptable in all respects to AST Parent.

(d) Representations and Warranties. The representations and warranties of Ligado contained in Article III shall be true and correct in all respects as of the date hereof and as of (i) the DUO Payment Date as if made on the DUO Payment Date or (ii) the Catch-Up DUO Payments as if made on the Catch-Up DUO Payment Date (as applicable) (except with respect to representations and warranties that expressly reference an earlier date, which representations and warranties shall be true and correct at and as of such date), except for any de minimis inaccuracies.

(e) Compliance with Covenants. Ligado shall have complied with or performed in all material respects any agreement or covenant to be complied with or performed by it under this Agreement at or prior to the DUO Payments Date or the Catch-Up DUO Payments Date (as applicable).

(f) Approval Condition. The Approval Condition shall have been satisfied or the Payment Condition shall have been satisfied.

(g) Collaboration Agreement. The Collaboration Agreement shall be in full force and effect in accordance with its terms and Ligado shall not be in material breach of any of the terms thereof.

(h) Officer’s Certificate. Ligado shall have delivered to AST a certificate, signed on behalf of Ligado by a duly authorized executive officer thereof, certifying that the conditions set forth in Sections 6.1(d) and 6.1(e) have been satisfied.

Article VII

TERMINATION

7.1 Termination. This Agreement may be terminated at any time (except as otherwise expressly noted):

(a) by either AST Parent or Ligado, at any time before the Plan Effective Date, if the RSA is terminated;

(b) by either AST Parent or Ligado, at any time before the (x) if the Viasat Payment is greater than or equal to $550,000,000, the DUO Payment Date or (y) if the Viasat payment is less than $550,000,000, the Catch-Up DUO Payment Date, if any Governmental Authority of competent jurisdiction shall have issued a final and non-appealable permanent Order or taken any other action permanently enjoining, restraining or otherwise prohibiting the issuance of the DUO Payments and such injunction, restraint or prohibition shall have become final and non-appealable;

(c) (i) by AST Parent, at any time before the (x) if the Viasat Payment is greater than or equal to $550,000,000, the DUO Payment Date or (y) if the Viasat Payment is less than $550,000,000, the Catch-Up DUO Payment Date, if Ligado has breached or failed to perform any of its covenants or agreements set forth in this Agreement or any of its representations or warranties in this Agreement has become inaccurate, which breach or failure to perform or inaccuracy (A) would give rise to the failure of a condition set forth in Section 6.1(d) or 6.1(e) and (B) is incapable of being cured or, if curable, is not cured within thirty (30) days after written notice of such breach, failure to perform or inaccuracy, stating AST Parent’s intention to terminate this Agreement pursuant to this Section 7.1(c)(i) and the basis for such termination is given by AST Parent to Ligado; or (ii) by Ligado, if any member of the AST Group has breached or failed to perform any of its covenants or agreements set forth in this Agreement or any of its representations or warranties in this Agreement has become inaccurate, in each case, (A) in a manner that would have a material adverse effect on the AST Transaction or Ligado’s rights hereunder and (B) which breach or failure to perform or inaccuracy is incapable of being cured or, if curable, is not cured within thirty (30) days after written notice of such breach, failure to perform or inaccuracy, stating Ligado’s intention to terminate this Agreement pursuant to this Section 7.1(c)(ii) and the basis for such termination is given by Ligado to AST Parent;

(d) by AST Parent or Ligado, if the Collaboration Agreement is terminated or otherwise not in full force and effect;

(e) by AST Parent, if the Plan Effective Date has not occurred on or prior to the Outside Date (as defined in the RSA);

(f) by AST Parent, at any time after an Adverse Impact Determination; or

(g) by Ligado, if (i) the conditions set forth in Section 6.1 were satisfied on the date the DUO Payments or the Catch-Up DUO Payments were required to have been made pursuant to Section 2.2(a) or Section 2.2(b) (as applicable), (ii) AST Parent has failed to make the DUO Payments or the Catch-Up DUO Payments (as applicable) on such date, (iii) Ligado has, at least three Business Days prior to seeking to terminate this Agreement pursuant to this Section 7.1(g), delivered a written notice to AST Parent stating that Ligado intends to so terminate this Agreement and (iv) AST Parent has failed to make the DUO Payments or the Catch-Up DUO Payments (as applicable) by the end of the third Business Day following delivery of such notice.

7.2 Effect of Termination. In the event of the termination of this Agreement in accordance with Section 7.1, written notice thereof shall be given to the other parties hereto, specifying the provision pursuant to which such termination is made, and this Agreement shall forthwith become null and void (other than Section 7.2, Section 7.3 and Article VIII, each of which shall survive termination of this Agreement), and there shall be no liability on the part of AST Parent, AST, SpectrumCo or Ligado or any of their respective directors, officers or Affiliates; provided, that no such termination shall relieve any party from liability for damages to another party resulting from any breach of this Agreement or from fraud.

7.3 Fees and Expenses.

(a) Except as otherwise expressly set forth herein, all fees and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party or parties, as applicable, incurring such fees or expenses.

(b) Break-Up Fee. In the event that this Agreement is terminated pursuant to Section 7.1(f), or by any other provision of Section 7.1 at a time when AST Parent would have been permitted to terminate this Agreement pursuant to Section 7.1(f), Ligado shall pay to AST, by wire transfer of immediately available funds within 60 days following such termination, a cash amount (the “Break-Up Fee”) equal to:

(i) if such termination occurs prior to the satisfaction of the Approval Condition, (A) the aggregate amount of all Usage Rights Payments made by or on behalf of the Parent Group to Ligado prior to such termination plus (B) the lesser of (1) 2.5% of all Takings Litigation Proceeds received by Ligado and its Affiliates as of the date the Break-Up Fee is paid and (2) $450,000,000 (provided, that if the amount set forth in the foregoing clause (1) is less than $450,000,000, then from and after such date, Ligado shall pay to AST an amount equal to 2.5% of any Takings Litigation Proceeds subsequently received by Ligado and its Affiliates within thirty (30) days following receipt thereof, until such time as the cumulative amounts Ligado has paid to AST pursuant to this clause (B) is equal to $450,000,000);

(ii) if such termination occurs concurrently with or after the satisfaction of the Approval Condition and prior to January 1, 2036, (A) the aggregate amount of all Usage Rights Payments made by or on behalf of the Parent Group to Ligado prior to such termination plus (B) the greater of (1) 2.5% of all Takings Litigation Proceeds received by Ligado and its Affiliates as of the date the Break-Up Fee is paid and (2) $450,000,000 (provided, that (x) if the amount set forth in the foregoing clause (1) is greater than or equal to $450,000,000, then from and after such date, Ligado shall pay to AST an amount equal to 2.5% of any Takings Litigation Proceeds subsequently received by Ligado and its Affiliates within thirty (30) days following receipt thereof and (y) if the amount set forth in the foregoing clause (1) is less than $450,000,000, then from and after such time as 2.5% of the aggregate amount all Takings Litigation Proceeds received by Ligado and its Affiliates is equal to $450,000,000, Ligado shall pay to AST an amount equal to 2.5% of the excess of the aggregate amount of all Takings Litigation Proceeds received by Ligado and its Affiliates over $18,000,000,000, in each case within thirty (30) days following receipt thereof) plus (C) if AST Parent has made all or any portion of the DUO Payments and/or the Catch-Up DUO Payments (as applicable) to Ligado, the aggregate cash value of all such DUO Payments and Catch-Up DUO Payments (with any DUO Note valued at the aggregate principal amount of such note at initial issuance); or

(iii) if such termination occurs concurrently with or after the satisfaction of the Approval Condition and on or after January 1, 2036, (A) the aggregate amount of all Usage Rights Payments made by or on behalf of the Parent Group to Ligado prior to such termination plus (B) the lesser of (1) 2.5% of all Takings Litigation Proceeds received by Ligado and its Affiliates as of the date the Break-Up Fee is paid and (2) $450,000,000 (provided, that if the amount set forth in the foregoing clause (1) is less than $450,000,000, then from and after such date, Ligado shall pay to AST an amount equal to 2.5% of any Takings Litigation Proceeds subsequently received by Ligado and its Affiliates within thirty (30) days following receipt thereof, until such time as the cumulative amounts Ligado has paid to AST pursuant to this clause (B) is equal to $450,000,000); plus (C) if AST Parent has made all or any portion of the DUO Payments and/or the Catch-Up DUO Payments (as applicable) to Ligado, the aggregate cash value of all such DUO Payments and Catch-Up DUO Payments (with any DUO Note valued at the aggregate principal amount of such note at initial issuance).

For the avoidance of doubt, the amount of any Break-Up Fee pursuant to this Section 7.3(b) shall not be deemed to reflect any direct or indirect valuation of Ligado’s ATC Deployment (as defined in the Collaboration Agreement), except to the extent the Break-Up Fee incorporates any Takings Litigation Proceeds.

(c) Liquidated Damages; Payment Default; Sole and Exclusive Remedy.

(i) The parties acknowledge that the agreements contained in this Section 7.3 are an integral part of the AST Transaction and that, without these agreements, the parties would not enter into this Agreement. Accordingly, the Break-Up Fee, if, as and when required to be paid pursuant to Section 7.3(b), shall constitute not a penalty but rather liquidated damages in a reasonable amount that will compensate the Parent Group in the circumstances in which it is payable for the efforts and resources expended and opportunities foregone while negotiating this Agreement and in reliance on this Agreement and on the expectation of the consummation of the AST Transaction.

(ii) If Ligado fails to pay in a timely manner any amount due pursuant to Section 7.3(b), then (A) Ligado shall reimburse the Parent Group for all costs and expenses (including reasonable and documented fees of outside counsel) incurred in the successful collection of such overdue amount, including in connection with any related Legal Proceedings and (B) Ligado shall pay to AST a late payment fee in the amount of one percent (1.0%) of the total amount payable pursuant to Section 7.3(b).

(iii) Notwithstanding anything in this Agreement to the contrary, in the event the Break-Up Fee is paid to AST in circumstances under which such fee is payable pursuant to this Section 7.3(b), payment of the Break-Up Fee (plus, if applicable, any additional amounts payable pursuant to Section 7.3(c)(ii)) shall be the sole and exclusive remedy of the Parent Group against Ligado for any loss suffered by the Parent Group as a result of the termination of this Agreement pursuant to Section 7.1(f); provided, that solely to the extent permitted by the terms of any resolution of the Takings Litigation (as determined by Ligado in consultation with its counsel in its sole discretion), Ligado shall cooperate with and assist the Parent Group in good faith, at the Parent Group’s sole cost and expense, in AST’s pursuit of any damages or other losses (against parties other than Ligado or its investors) in excess of the Break-Up Fee incurred solely as a direct result of Ligado’s resolution of the Takings Litigation. For the avoidance of doubt, nothing in this Agreement or any other AST Definitive Agreement shall impair or effect the rights of any member of the Parent Group to receive any fees or receive any amounts that may be payable under the RSA or the Break-Up Fee Order, and any such fees or amounts shall be in addition to any Break-Up Fee that may be payable hereunder.

Article VIII

GENERAL PROVISIONS

8.1 Amendment. To the extent permitted by Law and subject to the other provisions of this Agreement, this Agreement may be amended by the parties hereto at any time by execution of an instrument in writing signed on behalf of each of AST Parent, AST, SpectrumCo and Ligado.

8.2 Extension; Waiver. At any time and from time to time, any party or parties hereto may, to the extent permitted by Law and except as otherwise set forth herein, (a) extend the time for the performance of any of the obligations or other acts of the other party or parties hereto, as applicable, (b) waive any inaccuracies in the representations and warranties made to such party or parties hereto contained herein or in any document delivered pursuant hereto and (c) waive compliance with any of the agreements or conditions for the benefit of such party or parties hereto contained herein. Any agreement on the part of a party or parties hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party or parties, as applicable. Any delay in exercising any right under this Agreement shall not constitute a waiver of such right.

8.3 Notices. All notices and other communications hereunder shall be in writing and delivered by (x) email, and shall be deemed to have been duly delivered and received hereunder on the date of dispatch by the sender thereof (to the extent that no “bounce back” or similar message indicating non-delivery is received with respect thereto) or (y) nationally recognized overnight courier service (providing proof of delivery), in each case, to the intended recipient as set forth below (or to such other recipient as designated in a written notice to the other parties hereto in accordance with this Section 8.3):

(a) if to any of the Parent Group, to:

AST & Science, LLC

Midland Intl. Air & Space Port

2901 Enterprise Lane

Midland, TX 79706

Attention:

Email:

with a copy (which shall not constitute notice) to:

Freshfields US LLP

3 World Trade Center

175 Greenwich Street

New York, New York 10007

Attention:	Ethan A. Klingsberg
Oliver J. Board
Email:	ethan.klingsberg@freshfields.com
oliver.board@freshfields.com

(b) if to Ligado, to:

10802 Parkridge Boulevard

Reston, Virginia 20191

Attention:

Email:

with a copy (which shall not constitute notice) to:

c/o Milbank LLP

55 Hudson Yards

New York, New York 10001

Attention:	Patrick S. Campbell
Matthew Brod
Email:	pcampbell@milbank.com
mbrod@milbank.com

8.4 Assignment. No party may assign (by operation of Law or otherwise) either this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of the other parties, except that the Parent Group may assign all or any of their rights and obligations under this Agreement to any Affiliate of AST Parent that holds sufficient capital to satisfy the financial obligations of AST Parent hereunder (including, without limitation, the obligations of AST Parent under Section 2.2(a)); provided, that no such assignment shall relieve the assigning party of its obligations under this Agreement if such assignee does not fully and timely perform such obligations. Subject to the preceding sentence, this Agreement shall be binding on and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns. Any purported assignment in violation of this Agreement shall be void ab initio.

8.5 Confidentiality. The Parent Group and Ligado hereby acknowledge that AST and Ligado have previously executed a confidentiality agreement, dated as of January 18, 2022, as amended on January 24, 2025 (collectively, the “Confidentiality Agreement”), which shall automatically terminate and shall thereafter be of no further force or effect on execution of this Agreement; provided, that the parties hereto agree that Section 9.1 of the Collaboration Agreement shall apply to and govern this Agreement, mutatis mutandis.

8.6 Entire Agreement. This Agreement (including any schedules, annexes and exhibits hereto and the documents and instruments and other agreements among the parties hereto as contemplated by or referred to herein, including the Exhibits hereto) and the other AST Definitive Agreements constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof (including, for the avoidance of doubt, the Confidentiality Agreement and the Confidential Binding Terms of Strategic Collaboration, dated January 5, 2025, by and between AST & Science, LLC and Ligado Networks LLC).

8.7 Third Party Beneficiaries. This Agreement shall be binding on and inure solely to the benefit of each party hereto, and nothing in this Agreement, express or implied, is intended to confer on any other Person any rights or remedies of any nature whatsoever under or by reason of this Agreement.

8.8 Severability. In the event that any term or other provision of this Agreement, or the application thereof, is invalid, illegal or incapable of being enforced by any rule of Law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the AST Transaction is not affected in any manner materially adverse to any party. On such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the AST Transaction be effected as originally contemplated to the fullest extent possible.

8.9 Remedies; Dispute Resolution.

(a) Except as otherwise provided herein, any and all remedies herein expressly conferred on a party shall be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity on such party, and the exercise by a party of any one remedy shall not preclude the exercise of any other remedy.

(b) The parties hereto hereby agree that irreparable damage would occur in the event that any provision of this Agreement were not performed in accordance with its specific terms or were otherwise breached, and that money damages or other legal remedies would not be an adequate remedy for any such damages. Accordingly, subject to Section 8.9(c) below, the parties hereto acknowledge and hereby agree that in the event of any breach by Ligado, on the one hand, or any of the Parent Group, on the other hand, of any of their respective covenants or obligations set forth in this Agreement, Ligado, on the one hand, and the Parent Group, on the other hand, shall be entitled (without proof of actual damages or otherwise or posting or securing any bond) to an injunction or injunctions to prevent or restrain breaches of this Agreement by the other (as applicable), and to specifically enforce the terms and provisions of this Agreement to prevent breaches of, or to enforce compliance with, the covenants and obligations of the other under this Agreement. Ligado, on the one hand, and the Parent Group, on the other hand, hereby agree not to oppose the availability of the equitable remedy of specific performance on the basis that the other party has an adequate remedy at law or an award of specific performance is not an appropriate remedy for any reason at law or in equity.

(c) If during the term of this Agreement, a dispute arises between the Ligado, on the one hand, and the Parent Group, on the other hand (each, a “Dispute Party”), or one Dispute Party perceives the other as acting unfairly or unreasonably, or a question of interpretation arises hereunder, then the Dispute Parties’ respective representatives (as identified in Schedule 1 (Dispute Resolution Representatives)) shall promptly confer and exert reasonable best efforts to reach a reasonable and equitable resolution of the dispute. If the representatives are unable to resolve the issue within ten (10) Business Days, then the representative of the Dispute Party that initially raised the dispute shall develop a description of the dispute, identify such dispute as either “technical” or “commercial” in nature and refer such dispute within two (2) Business Days of the lapse of the aforementioned ten (10) Business Days to: (i) a member of the Dispute Parties’ technical team in the event such dispute is “technical;” or (ii) a member of the Dispute Parties’ executive team (other than the chief executive officer) if the dispute is “commercial.” If such member of the Dispute Parties’ technical team or executive team (other than the chief executive officer), as applicable, is unable to resolve such dispute within ten (10) Business Days, then such dispute will be referred to each Dispute Parties’ chief executive officer for resolution. Neither Dispute Party shall seek judicial resolution of any dispute arising in connection with this Agreement until the chief executive officer of each Dispute Party has had at least ten (10) Business Days to attempt to resolve the dispute following referral of the dispute to such chief executive officers. Notwithstanding anything in this agreement to the contrary, the dispute resolution process in this Section 8.9(c) shall not apply to any disputes between the Dispute Parties as to whether the Payment Condition has been satisfied.

8.10 Governing Law. Except to the extent the mandatory provisions of the Bankruptcy Code apply, this Agreement, including any claims or causes of action (whether in contract, tort or statute) that may be based on, arise out of or relate to this Agreement, or the negotiation, execution or performance thereof, or the transactions contemplated hereby, shall be governed by and construed and enforced in accordance with the Laws of the State of Delaware, without giving effect to any choice or conflict of Law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the Laws of any jurisdiction other than the State of Delaware.

8.11 Consent to Jurisdiction. Subject to Section 8.9(c), each of the parties hereto (a) irrevocably consents to the service of the summons and complaint and any other process in any Legal Proceeding relating to the transactions contemplated hereby, for and on behalf of itself or any of its properties or assets, in accordance with Section 8.3 or in such other manner as may be permitted by Law, and nothing in this Section 8.11 shall affect the right of any party to serve legal process in any other manner permitted by Law; (b) irrevocably and unconditionally consents and submits itself and its properties and assets in any Legal Proceeding to the exclusive jurisdiction of (i) solely prior to the Plan Effective Date, the Bankruptcy Court, (ii) in the event (but only in the event) that the Bankruptcy Court (if applicable) does not have subject matter jurisdiction over such Legal Proceeding, the Delaware Court of Chancery in and for New Castle County, (iii) in the event (but only in the event) that the courts identified in clauses (i) (if applicable) and (ii) do not have subject matter jurisdiction over such Legal Proceeding, the United States District Court for the District of Delaware or (iv) in the event (but only in the event) that the courts identified in clauses (i) (if applicable), (ii) and (iii) do not have jurisdiction over such Legal Proceeding, Delaware state court sitting in New Castle County (and in each case, appellate courts therefrom) (the courts referred to in clauses (i) (if applicable), (ii), (iii) and (iv), the “Chosen Courts”), in respect of any claim based on, arising out of or relating to this Agreement, or the negotiation, execution or performance thereof, or the transactions contemplated hereby (provided, that a party hereto may commence any Legal Proceeding in a court other than a Chosen Court solely for the purpose of enforcing an order or judgment issued by a Chosen Court), or for recognition and enforcement of any judgment in respect thereof; (c) agrees that it shall not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court; (d) agrees that any actions or proceedings in respect of any claim based on, arising out of or relating to this Agreement, or the negotiation, execution or performance thereof, or the transactions contemplated hereby, shall be brought, tried and determined only in the Chosen Courts; (e) waives any objection that it may now or hereafter have to the venue of any such Legal Proceeding in any such court or that such Legal Proceeding was brought in an inconvenient court and agrees not to plead or claim the same; and (f) agrees that it shall not bring any action arising out of or relating to this Agreement or the transactions contemplated hereby in any court other than the Chosen Courts. Each of the parties hereto agrees that a final judgment in any Legal Proceeding in a Chosen Court shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law.

8.12 WAIVER OF JURY TRIAL. EACH OF AST PARENT, AST, SPECTRUMCO AND LIGADO HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE ACTIONS OF AST PARENT, AST, SPECTRUMCO OR LIGADO IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT HEREOF. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (B) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATION OF THIS WAIVER, (C) EACH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (D) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

8.13 Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party, it being understood that all parties need not sign the same counterpart. Delivery of an executed counterpart of a signature page to this Agreement by facsimile or other electronic transmission, including by e-mail attachment, shall be effective as delivery of a manually executed counterpart of this Agreement.

8.14 AST Parent Indemnity. AST Parent hereby agrees to indemnify and hold harmless each other member of the Parent Group (each, an “Indemnitee”) against any and all liabilities in respect of amounts owed to Ligado or its Affiliates by such Indemnitee under this Agreement, the Collaboration Agreement and/or the CCI Agreement (including in the event of a breach by such Indemnitee of its applicable obligations hereunder or thereunder). The parties hereto acknowledge and agree that (a) AST Parent’s obligations under this Section 8.14 shall apply notwithstanding whether such Indemnitee has made payments to Ligado in respect of such liabilities (to the extent any such liabilities remain outstanding) and (b) Ligado (or its applicable Affiliates party to the Collaboration Agreement and/or CCI Agreement) is an express third party beneficiary of this Section 8.14 and shall be entitled to seek an injunction, specific performance or other remedy available at law or in equity to cause AST Parent to fulfill its obligations under this Section 8.14.

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IN WITNESS WHEREOF, the undersigned have caused this Agreement to be executed by their respective duly authorized officers to be effective as of the date first above written.

AST SPACEMOBILE, INC.

By:	/s/ Abel Avellan
Name:	Abel Avellan
Title:	Chief Executive Officer

AST & SCIENCE, LLC

By:	/s/ Abel Avellan
Name:	Abel Avellan
Title:	Chief Executive Officer

SPECTRUM USA I, LLC

By:	/s/ Andrew M. Johnson
Name:	Andrew M. Johnson
Title:	Chief Financial Officer and Chief Legal Officer

LIGADO NETWORKS LLC

By:	/s/ Doug Smith
Name:	Doug Smith
Title:	President & Chief Executive Officer